Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Urban One, Inc.
Silver Spring, Maryland
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the consolidated financial statements and schedule of Urban One, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP
Potomac, Maryland
August 17, 2021